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                              AMENDED AND RESTATED
                                LICENSE AGREEMENT

         THIS AMENDED AND RESTATED LICENSE AGREEMENT made effective as of the day of March, 1998.

BETWEEN:

                           PARTEQ RESEARCH AND DEVELOPMENT INNOVATIONS, a non-profit corporation without share capital incorporated under the laws of the Province of Ontario and having a principal office and place of business at Queen's University at Kingston, Kingston, Ontario, Canada K7L 3N6 (hereinafter referred to as "PARTEQ")

                           -and-

                           DUSA Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of New Jersey and having its registered office at 991 Route 22 West, Suite 102, P.O. Box 5369, Somerville, New Jersey, United States of America, 08876 (hereinafter referred to as "DUSA")

         WHEREAS, the Invention (as hereinafter defined) was made in the course of research at Queen's University at Kingston ("Queen's") and Royal Military College ("RMC"); and

         WHEREAS, all right, title and interest in and to the Invention have been assigned to Queen's, and PARTEQ, as the technology transfer arm of Queen's, has the exclusive worldwide rights to the Invention and has all right and authority to enter into this Agreement; and

         WHEREAS, Queen's, RMC, PARTEQ, and DUSA are desirous of amending and restating the License Agreement dated as of August 27, 1991, among them (the "Original License") to better reflect the current development opportunities for the Invention pursuant to the terms and conditions set forth below; and
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         WHEREAS, PARTEQ is desirous of releasing Draxis Health, Inc. (formerly
Deprenyl Research Limited, Inc.) as Guarantor of the obligations of DUSA under the Original License;

         NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the parties (as hereinafter defined) that the Original License is amended and restated as follows:

         1. DEFINITIONS

         1.1 "Affiliate", as used herein, shall mean any person, corporation, firm, partnership or other entity in which DUSA owns or controls more than fifty percent (50%) of the equity (e.g., a subsidiary); or which owns or controls DUSA to the extent of more than fifty percent (50%) of its equity (e.g., a parent); or which is owned or controlled to the extent of more than fifty percent (50%) by the same corporation, firm, partnership or other entity also owning or controlling more than fifty percent (50%) of the equity in DUSA (e.g., a sister corporation); or a person, corporation, firm, partnership or other entity in which the sister corporation owns or controls more than fifty percent (50%) of the equity hereof (e.g., a subsidiary of the sister corporation).

         1.2 "Cost of Goods", as used herein shall mean all costs to manufacture Products, including, but not limited to, the cost of raw material supplies, devices and components, labor and services and manufacturing overhead related to the Product determined by United States generally accepted accounting principles, consistently applied by DUSA's independent certified public accountants.

         1.3 "...covered by...", as used herein, shall mean any Products or Method that when made, used, practiced or sold would, in the context of Queen's Patent Rights, fall within the scope of any claim of Queen's Patent Rights or, in the context of Improvements, fall within the scope of any

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Improvement.

         1.4 "Drug Products", as used herein, means pharmaceutical formulations containing, as active ingredient, one or more precursors to protoporphyrin IX, including 5-amino levulinic acid, whose use is covered by Queen's Patent Rights or Improvements, which are manufactured, packaged and ready for resale or distribution to the end-user.

         1.5 "Execution Date", as used herein, means the date first above written.

         1.6 "Improvements", as used herein, shall mean any and all inventions, developments or discoveries, including trade secrets, not disclosed as of the Execution Date in the Queen's Patent Rights, whether or not patented or patentable, relating to the Invention and the development and commercialization of same, discovered, developed or acquired by or for PARTEQ, Queen's or RMC prior to or during the term of this Agreement and in respect of which PARTEQ has the right to grant a license hereunder.

         1.7 "Invention" as used herein, means a method for detecting and/or treating primary or secondary malignant and non-malignant tissue abnormalities and lesions of the skin; conjunctiva; respiratory, digestive and vaginal mucosa; endometrium and urothelium in which a precursor to protoporphyrin IX, including 5-amino levulinic acid (ALA), is administered in an amount sufficient to induce synthesis of protoporphyrin IX in the abnormality or lesion, followed by exposure of the thus treated tissue to a photoactivating light, as described and claimed in the applications for patent set forth in Exhibit A hereto.

         1.8 "Method", as used herein, means any method, procedure, process or other subject matter whose manufacture, use, or sale is covered by Queen's Patent Rights or Improvements.

         1.9 "Net Selling Price", as used herein, means gross invoice price less the sum of the

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following deductions where applicable: cash discounts, trade or quantity discounts, government mandated discounts such as Medicaid or Veterans Administration rebates, sales, use tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns.

         1.10 "Non-drug Products", as used herein, means any product or component other than pharmaceuticals whose manufacture, use or sale is covered by Queen's Patent Rights or Improvements, and other than Drug Products (i.e., devices).

         1.11 "Party" or "parties", as used herein, means PARTEQ and/or DUSA, as the context requires, but shall not include Queen's or RMC.

         1.12 "Products", as used herein, means Drug Products and Non-drug Products.

         1.13 "Queen's Patent Rights", as used herein, means the issued patents and pending patent applications recited in Exhibit A, any continuing or divisional applications thereof and any patents issuing on said applications or continuing or divisional applications including reissues thereof.

         1.14 "Tangible Research Materials", as used herein, shall mean all notes, progress reports, computer files, laboratory notebooks, and test results capable of being reduced to any permanent form, excluding the name of any patient who has not waived confidentiality.

         2. GRANT

         2.1 Subject to the terms and conditions herein set out, PARTEQ hereby grants to DUSA an exclusive, worldwide license under Queen's Patent Rights and Improvements to make, have made, use and sell Products and Method.

         2.2 PARTEQ hereby grants to DUSA the right to sublicense to any third party or Affiliate any portion or all of the license rights granted by PARTEQ to DUSA hereunder. In the event DUSA

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terminates this Agreement, all sublicenses to Affiliates will automatically terminate and all sublicenses other than those to Affiliates will revert directly to PARTEQ. DUSA agrees to be responsible for the performance under any sublicense by its sublicensees and to promptly report to PARTEQ the granting of any sublicenses.

         2.3 PARTEQ expressly reserves:

                  2.3.1 the non-exclusive right to permit Queen's the personal, non-transferable and non-exclusive right to use the Invention for educational and research purposes; the rights reserved under this subsection
                           2.3.1 expressly exclude any rights for commercial use of the Invention or to commercialize, including by license or sale, the results of any such education and research; and

                  2.3.2 the non-exclusive right to grant to Her Majesty, the Queen, in right of Canada, as represented by the Minister of National Defense (hereinafter referred to as "DND") an irrevocable, royalty-free, non-exclusive license to use the Invention and Improvements solely for defense purposes within DND, its educational institutions and other establishments in Canada and overseas, without the right to sublicense for any commercial use; for the purpose of this subsection 2.3.2, "defense purposes" does not include sales to any third party, but does include DND procurement.

         3. IMPROVEMENTS

         3.1 PARTEQ shall promptly disclose to DUSA any patent applications, Improvements and Tangible Research Materials related thereto which PARTEQ, Queen's or RMC has discovered, developed or acquired or has had discovered, developed or acquired on its behalf prior to the

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Execution Date which has not been previously disclosed to DUSA. PARTEQ shall promptly disclose to DUSA any Improvements and Tangible Research Materials related thereto which PARTEQ, Queen's or RMC may discover, develop or acquire or may have discovered, developed or acquired on its behalf from time to time during the term of this Agreement. Improvements shall be included in the license hereunder for no additional consideration.

         3.2 Without limitation to any other provision of this Agreement, PARTEQ agrees to use its best efforts to obtain and maintain the right to grant a license under any invention, development or discovery, including any trade secret, relating to the Invention and the development and commercialization of same discovered, developed or acquired by or for Queen's or RMC.

         4. COMPENSATION AND ROYALTIES

         4.1 During the continuance, and in further consideration, of the rights and licenses granted hereunder, DUSA agrees to pay to PARTEQ a fee of fifty thousand Canadian dollars (CA$50,000.00), (or one hundred thousand Canadian dollars (CA $100,000) if by the payment due date hereof DUSA has entered into a sublicense agreement as defined in Section 4.5.2 below) within thirty (30) days of the receipt by DUSA or sublicensee hereunder of approval from the United States Food and Drug Administration to market Products in the United States of America.

         4.2 PARTEQ acknowledges that it has received from DUSA CA$150,000.00 and that pursuant to Section 4.4 of the Original License, such fees shall be deducted from any royalties payable pursuant to Sections 4.3 and 4.12 hereof; provided, however, that the credit shall not exceed CA$75,000 in any year, and further provided that the credit shall be taken only to the extent that royalties payable under Section 4.3 exceed the minimum royalties specified in
Section 4.12 (e.g., to obtain a credit of CA$75,000 in year 1, royalties under Section 4.3 would have to equal or exceed CA$125,000).

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         4.3 During the continuance, and in further consideration of the rights and licenses granted hereunder, DUSA shall pay to PARTEQ royalties as follows:

                  4.3.1 In countries where Queen's Patent Rights are issued,

                           (a) six percent (6%) of sixty-six percent (66%) of the Net Selling Price of DUSA or its Affiliates of Products when first sold to non-Affiliates, other than Products sold to sublicensees and other than Non-drug Products sold at or below cost; and

                           (b) six percent (6%) of the Net Selling Price less Cost of Goods Sold charged by DUSA for Products sold to sublicensees, other than Non-drug Products sold at or below cost.

                  4.3.2 In countries where Queen's Patent Rights have not issued,

                           (a) four percent (4%) of sixty-six percent (66%) of the Net Selling Price of DUSA or its Affiliates of Products first sold to non-Affiliates, other than Products sold to sublicensees and other than Non-drug Products sold at or below cost; and

                           (b) four percent (4%) of the Net Selling Price less Cost of Goods Sold charged by DUSA for Products sold to sublicensees other than Non-drug Products sold at or below cost.

                  4.3.3 Six percent (6%) of royalty payments received by DUSA from sublicensees based upon such sublicensees (or their Affiliates) sales of Drug Products.

         4.4 Royalties under Section 4.3 hereof shall accrue, subject to Section
4.14 hereof, until no United States patent or United States patent application included in Queen's Patent Rights

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subsists, whether by virtue of expiry, invalidation or rejection, at which time the rights and licenses granted by virtue of this Agreement shall become perpetual and royalty-free.

         4.5 In the event DUSA grants a sublicense to an unrelated third-party of the rights and licenses granted to DUSA hereunder, DUSA shall pay to PARTEQ:

                  4.5.1 five percent (5%) of lump sum sublicense fees paid for the grant of any such sublicense (i.e., license fees) or right to market Products; provided, however, no royalties shall be paid to PARTEQ hereunder with respect to any consideration received by DUSA which may be designated in the sublicense for future research and development efforts.

                  4.5.2 The amounts stated in 4.5.1 above shall become due to PARTEQ as and when lump sum fees are received by DUSA; provided, however, if the sublicense is granted to an unrelated third-party for the field of use encompassing substantially all dermatological indications for Products and for the territory including both the United States and Europe on or before March 31, 1998, DUSA shall pay to PARTEQ CA$200,000 on that date, and if such sublicense agreement is executed on or before the first anniversary of this Amended and Restated License Agreement, DUSA shall pay to PARTEQ CA$500,000, in the aggregate (e.g. an additional CA$300,000 if CA$200,000 has been paid previously) on such first anniversary date. Further provided, that if any such sublicense agreement(s) under this Section 4.5.2 is
                           (are) executed during the term of this Amended and Restated License Agreement, then DUSA shall pay to PARTEQ a minimum royalty equal to the difference between all amounts

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                           paid under Section 4.5.1 and this Section 4.5.2, and
                           CA$1,100,000 (if any). Such minimum royalty shall be due and payable, if at all, when DUSA has received all lump sum fees to which it is entitled under any such sublicense agreement(s) remaining in full force and effect which fees did not equal or exceed CA$22,000,000 in the aggregate from any and all such sublicense agreements.

         4.6 If DUSA has not entered into a sublicense agreement as described in
Section 4.5.2 above on or before March 31, 1998, DUSA shall pay to PARTEQ a minimum royalty of Canadian One Hundred Thousand Dollars (CA$100,000).

         4.7 If DUSA has not entered into a sublicense agreement as described in
Section 4.5.2 by the first anniversary date of this Amended and Restated License Agreement, and if DUSA's balance sheet for the month ended prior to the first anniversary date of this Amended and Restated License Agreement states that "Cash and U.S. Government Securities" plus "Marketable Securities", if any, exceed U.S. $15,000,000, then DUSA shall pay to PARTEQ an additional minimum royalty payment of Canadian Two Hundred Thousand Dollars (CA$200,000) on such first anniversary date.

         4.8 All minimum royalties payable under Sections 4.6 and 4.7 shall be credited in full against royalties payable under Section 4.5.2 above, which in turn shall be credited in full against royalties payable under Section 4.5.1 above. In addition, if DUSA pays to PARTEQ CA$100,000 under Section 4.1 above, then CA$50,000 of such CA$100,000 will be credited against royalties due under
Section 4.5.1 above, if and to the extent such royalties exceed CA$1,100,000 (i.e., the CA$50,000 will be credited in full if PARTEQ receives royalties of at least CA$1,150,000 under Section 4.5.1) during the term of this Amended and Restated License Agreement.

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         4.9 As further consideration for this Amended and Restated License
Agreement and subject to its execution hereof, DUSA confirms that it has granted to PARTEQ options to purchase up to 85,000 shares of Common Stock of DUSA. Such options shall have an exercise price of $10.875 per share. Options shall vest over a period of four (4) years and shall have a term of ten (10) years from the date of grant. Other terms and conditions, consistent with options previously granted by DUSA shall apply.

         4.10 DUSA shall be entitled to deduct from any fees and royalties payable under this Article 4 any amounts required to be withheld from such fees and royalties and remitted to any governmental or other taxing authority. Upon request, DUSA shall provide to PARTEQ evidence of such withholding and remittal.

         4.11 Royalties under Sections 4.3.1 (a) and 4.3.2(a) hereof shall be paid to PARTEQ within forty-five (45) days following the end of the calendar quarter in which the Products were sold. Royalties under Sections 4.3.1(b), 4.3.2(b), 4.3.3, and 4.5.1 hereof shall be paid to PARTEQ within forty-five (45) days following the end of the calendar quarter in which the royalties or sublicensing fees were received by DUSA or its Affiliates.

         4.12 DUSA shall pay to PARTEQ minimum annual royalties calculated under
Section 4.3 as follows, such minimums to commence when DUSA or an Affiliate or sublicensee receives approval from the United States Food and Drug Administration to market Products in the United States of America:

                  4.12.1 in the first calendar year during which such approval is received, fifty thousand Canadian dollars (CA$50,000.00) where such approval is received on January 1 or in the case of a partial calendar year, that sum obtained by

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                           multiplying the number of days contained in the
                           partial calendar year by fifty thousand Canadian dollars (CA$50,000.00) and dividing by three hundred and sixty-five (365); and

                  4.12.2 in succeeding calendar years, one hundred thousand Canadian dollars (CA$100,000.00) or in the case of a partial succeeding calendar year, that sum obtained by multiplying the number of days contained in the partial calendar year by one hundred thousand Canadian dollars (CA$100,000.00) and dividing by three hundred and sixty-five (365).

In the event that royalties payable pursuant to Section 4.3 hereof for any given calendar year or partial calendar year total less than the minimum royalties specified in this Section 4.12 for such year, DUSA shall pay the difference within forty-five (45) days following the end of such year or partial year.

         4.13 Fees and royalties due PARTEQ hereunder shall be paid in Canadian funds collectible at par in Toronto, Ontario, Canada. For sales made and royalties or sublicensing fees received by DUSA or an Affiliate in a currency other than Canadian dollars, royalties on such sales and royalties on such royalties or sublicensing fees shall be calculated in the currency of sale or payment and converted into Canadian funds at the rate published by the Bank of Canada on the last business day of the calendar quarter in which the sale is made or the royalties or sublicensing fees are received. Any royalties or sublicensing fees in kind received by DUSA or an Affiliate from sublicensees shall be valued at fair market value.

         4.14 Subject to Section 4.4 hereof, in the event that any patent or patent application or any claim of either included within Queen's Patent Rights shall be held invalid or rejected in a decision

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of a tribunal of competent jurisdiction (including a patent examiner) and from which no appeal can be taken, or if such appeal can be taken, no appeal has been taken, all obligations to pay royalties pursuant to Section 4.3.1 hereof based on such patent or patent application or claim or any claim patentably indistinct therefrom shall cease as of the date specified in such decision. Furthermore, if any such patent action occurs, or if a product which competes directly with a DUSA Product is introduced into the marketplace, and such new product captures at least five percent (5%) of the marketplace in the territory, then the parties agree to renegotiate the royalties under Sections 4.3.2 and 4.3.3 hereof.

         4.15 All payments to PARTEQ relating to goods and services subject to tax under the Excise Tax Act (Canada) shall be increased by the amount of tax payable. PARTEQ shall be responsible for remitting that tax to the Canadian Government, and shall provide DUSA with receipts in a form suitable for DUSA to claim an input tax credit under the Excise Tax Act (Canada).

         5. DUE DILIGENCE

         5.1 Subject always to the exercise of prudent and justifiable business and medical judgment, DUSA, upon execution of this Agreement, shall diligently proceed with the development of Products in order to achieve a first commercial sale of such Products.

         5.2 DUSA agrees to keep PARTEQ informed as to its progress in the development and testing of all Products and preparing, filing, and obtaining of the approvals necessary for marketing. Beginning January 1, 1998 and semi-annually thereafter, DUSA shall submit to PARTEQ a progress report covering DUSA's activities related to the development of Products and the securing of the requisite approvals. These reports shall be made until the market introduction of the first Product.

         5.3 During the term of this Agreement, representatives of DUSA and PARTEQ will meet at times and places mutually agreed upon not less than annually to discuss progress and results and

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each party shall bear the expense of its own representatives attending such meetings. Should DUSA request the attendance of any representative of Queen's or RMC at any such meeting, DUSA shall reimburse such representative for reasonable travel and lodging expenses.

         5.4 At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of this Agreement shall be subject to arbitration conducted in accordance with the then current Arbitration Act of Ontario. Judgment upon the award rendered by the arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, provincial or federal, having jurisdiction.

         6. MAINTENANCE OF PROPERTY, TRADE SECRET AND KNOW-HOW RIGHTS

         6.1 Each of PARTEQ and, except as is necessary for the commercialization of Products, DUSA (the "receiving party") agrees to maintain as confidential all information (including Tangible Research Materials) of the other party (the "disclosing party") received by the receiving party from the disclosing party. Except to DUSA, PARTEQ shall not disclose or permit to be disclosed by Queen's or RMC any information relating to the Invention or Improvements, except that which is disclosed in patents or published patent applications and except that which is made the subject of the prior written consent of DUSA, not to be unreasonably withheld after DUSA having been accorded a ninety (90) day review period.

         6.2 A receiving party shall not be prevented from disclosing to third parties any information of a disclosing party:

                  6.2.1 which the receiving party can demonstrate by written records was previously known to it;

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                  6.2.2    which is now, or becomes in the future, publicly
                           available other than through acts or omissions of the receiving party; or

                  6.2.3 which is lawfully obtained by the receiving party from sources independent of the disclosing party.

         6.3 PARTEQ agrees that it shall use its best efforts to procure and maintain the prior agreement of each individual at Queen's and RMC who shall be conducting or otherwise involved in research and development relating to Improvements in the form attached as Exhibit B, mutatis mutandis. Notwithstanding the immediately foregoing, PARTEQ shall procure and maintain the prior agreement of each individual at Queen's and RMC who shall be conducting or otherwise involved in research and development relating to Improvements funded by DUSA-sourced funds in the form attached as Exhibit B, mutatis mutandis, and shall cause Queen's and PARTEQ to preclude the conduct of or involvement in any such research and development by or of any individual who declines to enter into such agreement.

         7. QUARTERLY REPORTS

         7.1 After the first commercial sale of Products, DUSA shall provide PARTEQ with written reports made no later than forty-five (45) days following the end of each calendar quarter showing all sales of Products by DUSA and its Affiliates and royalties or sublicensing fees received from sublicensees, hereunder other than Affiliates during such preceding calendar quarter. If no sales of Products have been made or royalties received during such calendar quarter, a statement to this effect shall be required.

         7.2 DUSA agrees to report to PARTEQ the date of first commercial sale of Products in each country within thirty (30) days of its occurrence.

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         8. BOOKS AND RECORDS

         8.1 DUSA shall keep books and records accurately showing all Products sold under the terms of this Agreement by DUSA and its Affiliates and all royalties received from sublicensees hereunder other than Affiliates. Such books and records shall be open to inspection by representatives or agents of PARTEQ at reasonable times for the purpose of verifying the accuracy of the quarterly reports and the royalties due.

         8.2 The fees and expenses of the representatives performing such an examination shall be borne by PARTEQ, unless such examination reveals an error of more than fifteen thousand Canadian dollars (CA$15,000.00) in the computation of royalties due. In such case, the cost of such examination shall be borne by DUSA.

         8.3 The books and records required by paragraph 8.1 herein shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

         9. TERM AND TERMINATION

         9.1 Subject to any termination pursuant to the terms hereof, this Agreement shall remain in full force and effect until expiration of the last to expire of the United States patents listed in Exhibit A.

         9.2 DUSA has the right to terminate this Agreement with or without cause at any time upon ninety (90) days' notice to PARTEQ.

         9.3 If either party (the "defaulting party") should commit any breach of this Agreement, the other party (the "non-defaulting party") shall be entitled to terminate this Agreement upon ninety (90) days' notice to the defaulting party particularizing the breach; provided however that, if the defaulting party cures such breach within the ninety (90) day notice period, this Agreement shall

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continue in full force and effect as if the notice from the non-defaulting party had never been given.

         9.4 No termination of this Agreement shall relieve either party of any obligation or liability of such party accrued hereunder prior to such termination nor affect the rights of either party arising under this Agreement prior to such termination.

         10. PATENT PROSECUTION AND MAINTENANCE

         10.1 PARTEQ shall diligently prosecute and maintain Queen's Patent Rights and shall diligently make, prosecute and maintain such patent applications and patents in such jurisdictions for such Improvements as are agreed upon by DUSA and PARTEQ using counsel of PARTEQ's choice and after due consultation with DUSA. PARTEQ shall provide DUSA with copies of all relevant documentation so that DUSA may be informed and apprised of and meaningfully consulted as to the continuing prosecution. In the event that DUSA does not agree that any given patent application or patent should be made, prosecuted or maintained (hereinafter referred to as a "PARTEQ patent"), PARTEQ shall have the right unilaterally to make, prosecute and maintain such PARTEQ patent, and same shall be deemed licensed hereunder for no additional consideration.

         10.2 PARTEQ shall use its best efforts to amend any patent application to include claims reasonably requested by DUSA and required to protect the Products contemplated to be sold under this Agreement.

         10.3 PARTEQ agrees to advance all costs and legal fees incurred for the prosecution, maintenance and taxes for all patent applications referred to in
Section 10.1 and patents issuing therefrom. Subject to the said counsel of PARTEQ's choice giving reasonably accurate advance quotes of out-of-pocket expenses for prosecution, maintenance and taxes for all patent applications referred to in Section 10.1 and patents issuing therefrom, all reasonable out-of-pocket expenses

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incurred after the Execution Date for such prosecution, maintenance and taxes shall be promptly reimbursed to PARTEQ by DUSA, except for those expenses relating to PARTEQ patents, which shall be borne by PARTEQ.

         11. USE OF NAMES, TRADE NAMES, AND TRADEMARKS

         11.1 Except as required by law, no party shall have any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party (including any contraction, abbreviation or simulation of any of the foregoing), without the prior written consent of such other party.

         12. WARRANTY BY PARTEQ

         12.1 PARTEQ hereby warrants:

                  12.1.1 that it has the right to grant the rights and licenses granted hereunder;

                  12.1.2 that each of James C. Kennedy and Robert L. Reid have, on or prior to the Execution Date, executed agreements to assign all Improvements to PARTEQ in the form attached as Exhibits B and C hereto and that such agreements will be maintained for as long as each of James C. Kennedy and Robert L. Reid are conducting or otherwise involved in research and development relating to Improvements and remain on the faculty of Queen's.

                  12.1.3 that it is not aware of any present challenge to the validity of the Queen's Patent Rights in any governmental proceeding or in any pending or threatened lawsuit. Further, PARTEQ has no knowledge or reason to know of any inquiry, claim or threat of infringement or

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                           unfair trade practices of any third party patents,
                           which threaten the validity of any rights granted to DUSA under this Agreement.

         13. INDEMNITY

         13.1 DUSA covenants and agrees to indemnify and save PARTEQ, Queen's and RMC harmless from and against all actions, claims, damages, lawsuits, losses, costs or expenses which any of same may sustain, incur, or be liable for by reason of DUSA's omission, negligence, or wrongful act in the use of the Invention or any Improvement or in the development, exploitation, or marketing of the Products or Method.

         13.2 Subject to Section 13.3, PARTEQ covenants and agrees to indemnify and save DUSA harmless from and against all actions, claims, damages, lawsuits, losses, costs or expenses (other than any action, claim, damage, lawsuit, loss, cost or expense referred to in Section 13.1 hereof) which DUSA may sustain, incur or be liable for by reason of DUSA's use of the Invention or any Improvement or DUSA's development, exploitation or marketing of the Products or Process and by reason of any breach of representation or warranty made hereunder by PARTEQ.

         13.3 In the event that DUSA, acting reasonably, decides to acquire third party rights which otherwise constitute a potential infringement threat, or is required to defend against any assertion by any third party of infringement, DUSA shall be entitled to deduct fifty percent (50%) of all costs and expenses of such acquisition or defense from royalties payable pursuant to Sections 4.3, 4.5 and 4.12 hereof as follows:

                  13.3.1 in respect of any such costs and expenses arising prior to the commencement of royalty payments under
                           Section 4.3 in respect of sales following health regulatory approval in the United States, such fifty percent (50%) of costs and expenses shall be deducted from all royalties payable pursuant to Sections 4.3, 4.5 and 4.12 hereof; and

                  13.3.2 in respect of any such costs and expenses arising after the commencement of royalty payments under
                           Section 4.3 in respect of sales following health regulatory approval in the United States, such fifty percent (50%) of costs and expenses shall be deducted from fifty percent (50%) of royalties payable pursuant to Sections 4.3, 4.5 and 4.12 hereof.

         13.4 Notwithstanding Section 13.3 hereof, in the event that DUSA makes an acquisition pursuant to Section 13.3 hereof having a total cost in excess of one hundred thousand Canadian dollars (CA$100,000.00), DUSA shall be entitled to deduct from royalties payable only the sum of fifty thousand Canadian dollars (CA$50,000.00) in respect of acquisition.

         14. INFRINGEMENT

         14.1 DUSA shall consult with PARTEQ in respect of, but shall have ultimate and sole control over, all litigation or threatened or anticipated litigation (including any settlement thereof) arising out of DUSA's performance under this Agreement including that relating to infringement of third party rights and infringement by third parties. PARTEQ agrees to cooperate with DUSA in the prosecution of any such litigation or threatened or anticipated litigation including any preparations therefor and settlement negotiations in respect thereof.

         14.2 In the event that PARTEQ learns of the infringement of Queen's Patent Rights or of any patent rights relating to Improvements or of any confidential information referred to in Section 6 hereof (hereinafter referred to as "intellectual property infringement by a third party"), PARTEQ shall immediately notify DUSA and shall provide DUSA with any evidence of intellectual property infringement by a third party which PARTEQ may have.

         14.3 PARTEQ shall not commence any action or enter into any settlement negotiation in respect of intellectual property infringement by a third party. At the request of DUSA, PARTEQ agrees to be joined as a party plaintiff in any litigation relating to intellectual property infringement by a third party and PARTEQ shall be represented by counsel of DUSA's choosing.

         14.4 The expenses of any litigation or settlement negotiations in respect of intellectual property infringement by a third party shall be borne by DUSA and all recovery pursuant thereto shall be for the account of DUSA.

         15. WAIVER

         15.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

         16. ASSIGNABILITY

         16.1 This Agreement is binding upon and shall inure to the benefit of both parties and their successors and assigns. DUSA may assign this Agreement to any Affiliate or, with the written consent of PARTEQ, to any third party, which consent shall not be unreasonably withheld.

         17. FORCE MAJEURE

         17.1 In the event of acts of God, action of the elements, war, invasions, civil commotion, insurrection, labor disturbance, fire, flood, restrictions in availability of materials or government restriction, which render performance under this Agreement impossible, failure on that account during each period shall be excused; and any minimum royalty called for shall not be required during each period or periods of inability to perform.

         18. LATE PAYMENTS

         18.1 In the event royalty payments or fees are not paid by DUSA when due, DUSA shall pay to PARTEQ interest charges at the rate of two percent (2%) over the Bank of Canada rate as set on the day the fees are due per annum on the unpaid royalties or fees due for the reporting period.

         19. NOTICES

         19.1 Any payment, notice or other communication required or permitted to be given to either party hereto, other than routine quarterly reports and payments, shall be given in writing and shall be effective on the date of delivery if delivered in person or by registered mail, return receipt requested, to the respective addresses given below, or to such other address as shall be designated by notice hereunder:

In the case of DUSA:       DUSA Pharmaceuticals, Inc.
                           181 University Avenue
                           Suite 1208
                           Toronto, Ontario M5H 3M7
                           CANADA

                           with a copy to:
                           Nanette W. Mantell, Esq.
                           LANE and MANTELL
                           991 Route 22 West, Suite 102
                           P.O. Box 8539
                           Somerville, NJ 08876   USA

In the case of PARTEQ:     Office of Patents & Licensing
                           PARTEQ Innovations
                           Queen's University
                           Kingston, Ontario
                           K7L 3N6

         20. FOREIGN LICENSE REGISTRATION

         20.1 DUSA agrees to register this Agreement when required by local national law, to pay all costs and legal fees connected therewith, and to otherwise insure that the local national laws, regulations and/or ordinances affecting this Agreement are fully satisfied.

         21. GOVERNING LAWS

         21.1 This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         22. MISCELLANEOUS

         22.1 The headings of sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         22.2 This Agreement will not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party, in which event, it shall be effective as of and from the Execution Date.

         22.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

         22.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof including the Original License.

         22.5 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

         23. PUBLICITY

         23.1 Except as required by law, neither party shall make public the details or existence of this Agreement without the prior consent of the other party.

         24. RELEASE OF GUARANTEE

         24.1 PARTEQ hereby releases and discharges Draxis Health, Inc. from Draxis' obligation under the Original License to unconditionally and irrevocably guarantee the obligations of DUSA pursuant to the Original License. PARTEQ and DUSA agree to notify Draxis of the release stated herein. Furthermore, they agree to enter a revised ALA Assignment Agreement with Draxis so that the assignment of rights previously granted to Draxis under the Original License will be made consistent with the terms of this Amended and Restated License Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement, in triplicate originals, by their respective officers duly authorized.



                                       PARTEQ RESEARCH AND
                                       DEVELOPMENT INNOVATIONS



                                       By: /s/ John P. Molloy
                                          ------------------------------------
                                          John P. Molloy
                                          Executive Director



                                       DUSA PHARMACEUTICALS, INC.



                                       By: /s/ D. Geoffrey Shulman
                                          -------------------------------------
                                          D. Geoffrey Shulman, MD, FRCPC
                                          President and Chief Executive Officer




                                       PARTEQ RESEARCH AND
                                       DEVELOPMENT INNOVATIONS



                                       By: /s/ Suzanne Fortier
                                          ------------------------------------
                                          Suzanne Fortier
                                          Chair of the Board of Directors

                                    EXHIBIT A


Queen's University Patents and Patent Applications

Methods of Diagnosis and/or Treatment Using Photodynamic Therapy Compositions for Detection or Treatment.


                                 ISSUED PATENTS

COUNTRY           PATENT NO.                FILING DATE                ISSUE DATE
U.S.A.            5,079,262                 07/28/89                   01/07/92
U.S.A.            5,211,938                 10/28/91                   05/18/93
U.S.A.            5,234,940                 04/08/92                   08/10/93
U.S.A.            5,422,093                 06/28/93                   06/06/95
Australia         624985                    07/25/90                   10/19/92
Australia         674310                    04/02/93                   04/09/97
New Zealand       251284                    04/02/93                   11/10/97


                              PENDING APPLICATIONS

COUNTRY                    SERIAL NO.                FILING DATE
Japan                      02-510192                 07/25/90
Korea                      700294/1991               07/25/90
Netherlands                9021172                   07/25/90
Canada                     2,133,741                 04/02/93
Europe                     93907704-6                04/02/93
Norway                     P943774                   04/02/93
Canada                     2,126,761                 06/27/94
U.S.A.                     08/465,242                06/05/95
New Zealand                314,801                   04/28/97
PCT                        CA96/00363                06/03/96

                                    EXHIBIT B

                                   UNDERTAKING

I, James C. Kennedy of 299 Glen Cairn Terrace, Kingston, Ontario K7M 4A6, being a named inventor in Applications for Letters Patent of the United States of America Serial Numbers __________ and __________ and assigned to Queen's University at Kingston, for good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, do hereby undertake to assign all and any improvements, continuations, continuations-in-part, divisions and reissues pertaining thereto for all countries of the world to Queen's University at Kingston, and to sign all such documents as may be reasonably required by Queen's University to perfect its title thereto, at any time while I am a member of faculty at Queen's University, or thereafter, provided that any such improvement shall have been made while I am a member of the faculty of Queen's University.

         Signed this __________ day of ____________________ , 1998, at Kingston,
Ontario.



                                            ___________________________________
                                            James C. Kennedy

In the presence of __________________ , whose post office address is_________________________________ .



                                            ___________________________________
                                            Witness

                                    EXHIBIT C

                                   UNDERTAKING


I, Robert L. Reid of 5 Concord Drive, R.R. #1, Kingston, Ontario K7L 4Y1, being a named inventor in Application for Letters Patent of the United States of America Serial Number __________ and assigned to Queen's University at Kingston, for good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, do hereby undertake to assign all and any improvements, continuations, continuations-in-part, divisions and reissues pertaining thereto for all countries of the world to Queen's University at Kingston, and to sign all such documents as may be reasonably required by Queen's University to perfect its title thereto, at any time while I am a member of faculty at Queen's University, or thereafter, provided that any such improvement shall have been made while I am a member of the faculty of Queen's University.

         Signed this ___________ day of ____________________ , 1998, at
Kingston, Ontario.



                                            ___________________________________
                                            Robert L. Reid


In the presence of _____________________, whose post office address is
_________________________.



                                            ___________________________________
                                            Witness

                                    EXHIBIT D

                                   UNDERTAKING

I,__________________________ , of ________________________________________ ,
being a named inventor in Applications for Letters Patent of the United States of America Serial Numbers ________________________ and _____________________________ and assigned to Queen's University at Kingston, for good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, do hereby undertake to assign all and any improvements, continuations, continuations-in-part, divisions and reissues pertaining thereto for all countries of the world to Queen's University at Kingston, and to sign all such documents as may be reasonably required by Queen's University to perfect its title thereto, at any time while I am a member of faculty at Queen's University, or thereafter, provided that any such improvement shall have been made while I am a member of the faculty of Queen's University.

         Signed this ____________ day of _________________________ , 1998, at
Kingston, Ontario.




                                            ___________________________________



In the presence of ________________________ , whose post office address is
________________________________________ .




                                            ___________________________________
                                            Witness